                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of report (Date of earliest event reported):
                      February 8, 2001 (February 7, 2001)


                       PRECISION OPTICS CORPORATION, INC.
           -----------------------------------------------------------

             (Exact name of registrant as specified in its charter)

Massachusetts                       001-10647                04-2795294
------------------                  ------------------       ---------------
(State or other jurisdiction of     (Commission              (I.R.S. Employer
of incorporation or organization)   File Number)             Identification No.)


                 22 East Broadway, Gardner, Massachusetts 01440
         ---------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (978) 630-1800

Item 5.           Other Events.

On February 7, 2001, the Registrant issued the following press release announcing its operating results on an unaudited basis for the second quarter and six months of fiscal year 2001 ended December 31, 2000:

PRECISION OPTICS CORPORATION ANNOUNCES:
  -   INCREASED REVENUES FOR SECOND QUARTER
  -   FIRST PRODUCTION SHIPMENT OF 100 GHZ DWDM FILTERS ACHIEVED IN JANUARY 2001
  -   NEGOTIATIONS CONCERNING LOWER DWDM FILTER PRICES PROCEEDING

GARDNER, MASSACHUSETTS - Precision Optics Corporation, Inc. (Nasdaq: POCI) announced today operating results on an unaudited basis for the second quarter and six months of fiscal year 2001 ended December 31, 2000.


OPERATING RESULTS

Revenues for the quarter were $778,534 compared to $587,403 for the same period in fiscal year 2000, an increase of 32.5%. Net loss was $855,895, or $0.08 per share, compared to $698,583, or $0.09 per share, for the same period last year. The weighted average common shares outstanding were 10,498,608 compared to 7,751,239 for the same period last year.

For the six months ended December 31, 2000, revenues were $1,666,833 compared to $1,304,288 for the same period last year, an increase of 27.8%. Net loss was $1,291,885, or $0.12 per share, compared to $1,150,885 or $0.15 per share, for the same period last year. The weighted average common shares outstanding were 10,447,425 compared to 7,469,417 for the same period last year.

The increase in revenues for the quarter ended December 31, 2000 over last year's second quarter was driven by a 45% increase in sales of medical products, due largely to higher sales of endoscopes, stereo endoscopes, and endoscopic cameras.


200 GHZ DWDM FILTERS

Shipments of 200 GHz DWDM filters during the quarter were sharply curtailed pending the renegotiation of pricing and delivery terms on several large orders with two customers amidst downward pricing pressure in the DWDM filter market generally. Shipments of 200 GHz filters were resumed in early January under an interim pricing arrangement, and it is anticipated that shipments to these two customers under renegotiated terms will resume during the quarter ending March 31, 2001.

The number of 200 GHz DWDM filters manufactured during the quarter increased 17% over the previous quarter, continuing the trend of sequential increases over the past three consecutive quarters.


100 GHZ DWDM FILTERS

The Company is pleased to announce that in January 2001 the first customer shipment of 100 GHz DWDM filters was achieved. The installation and commissioning of a new state-of-the-art 100 GHz production system should significantly increase filter production capacity beginning in March 2001. Volume production and deliveries of 100 GHz filters is expected to begin in April, 2001.

PRODUCT AND INFRASTRUCTURE DEVELOPMENT

The Company has continued to invest aggressively in research, development and capital equipment to support increased participation in the long-term opportunities the telecommunications industry offers. In particular, work has accelerated on improved, higher-capacity manufacturing processes for 200 GHz filter production, and development and commercialization of 100 GHz filters. For the six months ended December 31, 2000, research and development expenses were approximately $1.3 million (up 56% from last year's first half), and capital equipment expenditures were approximately $842,000, up more than 220% from the same period last year.

Several new state-of-the-art coating systems and ancillary equipment were installed in the Company's new Optical Thin Film Technology Center in the quarter ending December 31, 2000 and in January 2001. One of these is a proprietary high volume production system currently under development for both 100 GHz and 200 GHz DWDM filters. A new state-of-the-art system for the production of 200 GHz filters has been installed, is presently in final commissioning, and should be in production by the end of February 2001.

FISCAL YEAR 2001 OUTLOOK

It is anticipated that the above-mentioned shipment delays and re-pricing of DWDM filters will result in reductions to previously anticipated fiscal year 2001 sales and results. However, the addition of new production chambers currently scheduled to be installed and operational in advance of fiscal year-end is expected to significantly increase DWDM filter production capabilities and offset, at least partially, the effects of slowdowns and re-pricing. In addition, the Company expects the sharply increased pace of medical products sales to continue through the end of the fiscal year.

Because of the uncertainties associated with both the renegotiation of certain DWDM filter orders and the resulting impact on the timing and amount of sales during the balance of this fiscal year, it is not possible to accurately predict the overall reduction in previously forecasted fiscal year 2001 sales at this time. However, assuming the renegotiations are concluded this quarter as expected, the Company anticipates significantly increased sales in the second half of fiscal year 2001.

ABOUT PRECISION OPTICS

         Precision Optics Corporation, a leading manufacturer of optical thin films and optical instruments since 1984, designs and manufactures high-quality optical thin film coatings, medical instruments, and other advanced optical systems. The Company's thin film coatings presently include those used in telecommunications, specifically DWDM filters, used to significantly increase the bandwidth capacity of fiber optics. The Company's medical instrumentation line includes laparoscopes, arthroscopes and endocouplers for use in minimally invasive surgical procedures, including the only world-class 3-D endoscope for these advanced applications.

               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                           DECEMBER 31, 2000 AND 1999


                                             --SECOND QUARTER--                 --SIX MONTHS--
                                            2000           1999                2000           1999
                                            ----           ----                ----           ----
                                         (UNAUDITED)    (UNAUDITED)        (UNAUDITED)     (UNAUDITED)
REVENUES                                  $778,534       $587,403          $1,666,833     $1,304,288

COST OF GOODS SOLD                         640,366        393,737           1,178,607        777,423
                                       -----------     ----------        ------------   ------------

         GROSS PROFIT                      138,168        193,666             488,226        526,865

RESEARCH and DEVELOPMENT EXPENSES          772,277        467,226           1,337,449        856,645

SELLING, GENERAL and
ADMINISTRATIVE EXPENSES                    451,033        426,610             898,550        823,076
                                       -----------     ----------        ------------   ------------

         TOTAL                           1,223,310        893,836           2,235,999      1,679,721
                                       -----------     ----------        ------------   ------------

         OPERATING LOSS                 (1,085,142)      (700,170)         (1,747,773)    (1,152,856)

INTEREST EXPENSE                            (3,153)        (7,053)             (7,096)       (12,877)

INTEREST INCOME                            232,400          8,640             462,984         14,848
                                       -----------     ----------        ------------   ------------

         LOSS BEFORE PROVISION
         FOR INCOME TAXES                 (855,895)      (698,583)         (1,291,885)    (1,150,885)

PROVISION FOR INCOME TAXES                       -              -                   -              -
                                       -----------     ----------        ------------   ------------

         NET LOSS                        $(855,895)     $(698,583)         $1,291,885    $(1,150,885)
                                       ===========     ==========        ============   ============

BASIC AND DILUTED LOSS PER SHARE            ($0.08)        ($0.09)             ($0.12)        ($0.15)
                                       ===========     ==========        ============   ============

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                           10,498,608      7,751,239          10,447,425      7,469,417
                                       ===========     ==========        ============   ============

               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                       DECEMBER 31, 2000       JUNE 30, 2000
                                                       -----------------       -------------
CURRENT ASSETS
Cash and Cash Equivalents                                 $15,559,959             $15,128,750
         Accounts Receivable, Net                             496,637                 638,299
         Inventories                                        1,291,096               1,109,511
         Prepaid Expenses                                     245,763                  70,807
                                                          -----------            ------------
                  Total Current Assets                     17,593,455              16,947,367
                                                          -----------            ------------

PROPERTY AND EQUIPMENT                                      6,610,549               5,768,913
         Less:  Accumulated Depreciation                   (3,270,392)             (2,901,892)
                                                          -----------            ------------
                  Net Property and Equipment                3,340,157               2,867,021
                                                          -----------            ------------

OTHER ASSETS                                                  257,578                 270,806
                                                          -----------            ------------

TOTAL ASSETS                                              $21,191,190             $20,085,194
                                                          ===========             ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES                                 $   592,915             $   756,414

CAPITAL LEASE OBLIGATION AND OTHER                            115,498                  88,175

STOCKHOLDERS' EQUITY
         Common Stock, $.01 par value-
              Authorized -- 20,000,000 shares
              Issued and Outstanding - 10,498,908 and
                 10,285,158 shares at December 31, 2000
                  June 30, 2000, respectively                 104,989                 102,852
         Additional Paid-in Capital                        27,626,115              25,094,195
         Accumulated Deficit                               (7,248,327)             (5,956,442)
                                                          -----------            ------------
                  Total Stockholders' Equity               20,482,777              19,240,605
                                                          -----------            ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $21,191,190             $20,085,194
                                                          ===========            ============

         Forward-looking statements contained in this news release, including those related to the Company's products under development and operation of the Company's production facilities, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the optical communications and medical product markets, the impact of competitive products and pricing, performance by the Company's vendors, availability of third-party components, cost and yields associated with production of the Company's optical communications and other products and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2000.

                                       ###

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      PRECISION OPTICS CORPORATION, INC.

Date:  February 8, 2001               By: /s/ Jack P. Dreimiller
                                          --------------------------------------
                                          Name:   Jack P. Dreimiller
                                          Title:  Senior Vice President, Finance
                                                  and Chief Financial Officer